Exhibit 5.1

555 California Street 12th Floor San Francisco, CA 94104	415.875.2300 Fenwick.com

February 10, 2021

KalVista Pharmaceuticals, Inc.

55 Cambridge Parkway

Suite 901E

Cambridge, MA 02142

Gentlemen/Ladies:

At your request, we have examined the registration statement on Form S-3 filed by KalVista Pharmaceuticals, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on February 10, 2021 pursuant to Rule 462(b) (the “462(b) Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale from time to time of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), having an aggregate public offering price of up to $36,368,355. The 462(b) Registration Statement is filed in connection with, and incorporates by reference the information contained in, the registration statement on Form S-3 (No. 333-228831), initially filed with the Commission on December 14, 2018 and declared effective on December 21, 2018 (the “Shelf Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statements”). The Common Stock may be sold from time to time by the Company as set forth in the Registration Statements, the prospectus contained within the Shelf Registration Statement and supplements to the Prospectus (such prospectus, as supplemented, the “Prospectus”).

In connection with our opinion expressed below we have examined originals or copies of the Registration Statements, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”) and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws” and, together with the Restated Certificate, as each may be amended, modified or restated, the “Charter Documents”), certain minutes and consents of the Company’s board of directors (the “Board”) or a committee or committees thereof and the Company’s stockholders relating to the Registration Statements, the Charter Documents, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated February 9, 2021, a good standing certificate regarding the Company issued by the Massachusetts Secretary of the Commonwealth dated February 5, 2021, a good standing certificate regarding the Company issued by the Utah Secretary of State dated February 9, 2021 and a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same (other than the Company), the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of any laws other than the existing laws of the Delaware General Corporation Law.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Common Stock, there will not have occurred any change in the law or the facts affecting the validity of the Common Stock, any change in actions of the Board or the Company’s stockholders, or any amendments to the Charter Documents, (ii) the Registration Statements and any amendments (including any necessary post-effective amendments) will have been declared effective under the Securities Act, and (iii) at the time of the offer, issuance and sale of any Common Stock, no stop order suspending the Registration Statements’ effectiveness will have been issued and remain in effect, and that the Registration Statements will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Common Stock subsequent to the date hereof and the compliance by the Company with the terms of such Common Stock will not result in a violation of any provision of any of the Charter Documents or of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

With respect to the shares of Common Stock registered pursuant to the 462(b) Registration Statement when (i) the issuance of and the terms of the offering of such shares of Common Stock and related matters have been duly authorized by all required corporate action of the Board or a duly authorized committee thereof, and, if required, of the stockholders of the Company in accordance with the Charter Documents and Applicable Laws and (ii) if required, certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor (in an amount not less than the par value of the Common Stock) provided for therein and approved by the Board or a duly authorized committee thereof, then such shares of Common Stock will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the 462(b) Registration Statement and further consent to all references to us, if any, in the Registration Statements, the Prospectus constituting parts thereof and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

[Concluding Paragraph Follows on Next Page]

This opinion is intended solely for use in connection with the issuance and sale of the Common Stock subject to the 462(b) Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP
FENWICK & WEST LLP